Exhibit 99.1

Press Release dated December 29, 2009

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

BEMIS PROVIDES UPDATE ON STATUS OF PENDING ALCAN PACKAGING FOOD AMERICAS ACQUISITION

Neenah, Wisconsin, December 29, 2009 — Bemis Company, Inc. (NYSE: BMS), today announced that it is involved in discussions with the staff of the Department of Justice regarding their review, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, of Bemis’ pending acquisition of the Food Americas operations of Alcan Packaging, a business unit of international mining group Rio Tinto plc (LON: RIO; ASX: RIO).  These discussions include remedies which management believes would resolve the concerns expressed by the Department of Justice about the transaction.

Bemis previously indicated that it had anticipated receiving regulatory approval of the transaction by the end of 2009.  While discussions are progressing, management no longer anticipates that approval will be received by December 31, 2009.  It is now management’s expectation that regulatory approval will be received in early 2010.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to the risk that further discussions will not resolve areas of dispute between the Department of Justice and the parties to the transaction; unexpected costs associated with completing the acquisition; and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

Further information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.  Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, Bemis’ investor relations department, and Bemis’ Web site, www.bemis.com.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2008 net sales of $3.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 15,800 individuals in 61 manufacturing facilities in 11 countries around the world. More information about the Company is available at our website, www.bemis.com.

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